Exhibit 3.14

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

VOIS INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being a Director and the Chief Executive Officer of VOIS Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on March 18, 2009 (Document No. P09000025213), and Amendments as filed with the Secretary of State on June 18, 2009, July 2, 2009, and October 29, 2009, and November 3, 2010 (collectively the “Articles of Incorporation”).

SECOND:  This amendment to the Articles of Incorporation was approved and adopted by all of the Directors of the Corporation and a majority of its shareholders on November 3, 2010. To effect the foregoing, the text of Article III of the Articles of Incorporation is hereby deleted and replaced in its entirety as follows:

“ARTICLE IV

CAPITAL STOCK

A.         The maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time shall be One Hundred Ten Million (110,000,000) shares, of which:

(i)

Ten Million (10,000,000) shares shall be designated Preferred Stock, $0.001 par value.  The Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

(ii)

One Hundred Million (100,000,000) shares shall be designated Common Stock, $0.001 par value.  Each issued and outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders and shall be eligible for dividends when, and if, declared by the Board of Directors;

THIRD:  The foregoing amendments were adopted by all of the Directors and the holders of a majority of the Common Stock of the Corporation pursuant to the Florida Business Corporation Act on November 3, 2010.  Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this ______ day of November, 2010.

VOIS INC.

By:	/s/ William Marginson William Marginson, CEO